EXHIBIT 10.3
FORM OF CONTRIBUTION AGREEMENT
          THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of                     , 2008 by and between Turner Investment Partners, Inc., a Pennsylvania corporation (“TIP”), and Turner Investment Partners, LLC, a Pennsylvania limited liability company (“OpCo”).
WITNESSETH:
          WHEREAS, TIP desires to contribute to OpCo, and OpCo desires to receive from TIP, substantially all of the assets, properties, rights and interests of TIP, upon the terms and subject to the conditions set forth herein; and
          WHEREAS, OpCo desires to assume from TIP, and TIP desires to transfer to OpCo, all of the obligations and liabilities of TIP upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OpCo and TIP hereby agree as follows:
     1. Contribution of Assets. On the terms and subject to the conditions of this Agreement, at the time of the closing (the “Effective Time”) of the initial public offering of shares of Class A common stock of Turner Investments, Inc. (the “IPO”), TIP shall contribute to OpCo, and OpCo shall receive from TIP, all of the right, title and interest of TIP in and to all of the assets, properties, rights and interests of every kind and description and wherever located, whether real, personal or mixed, tangible or intangible, that are owned, contracted, leased or licensed by TIP, except for the Excluded Assets (as defined on Schedule 1 hereto) (the “Contributed Assets”). Notwithstanding anything to the contrary, to the extent that the contribution of any Contributed Asset to OpCo is not permitted as a matter of law or without the consent of a third party, and the requisite governmental authorization or third-party consent has not been obtained prior to the Effective Time, such Contributed Asset shall be contributed to OpCo only if and when the requisite authorization or consent is received. TIP and OpCo shall use their commercially reasonable efforts to obtain any such authorization or consent, and they shall cooperate in any lawful arrangement designed to provide OpCo the practicable benefits and burdens under such Contributed Asset as if it had been contributed.
     2. Assumption of Liabilities. On the terms and subject to the conditions of this Agreement, and concurrent with the transactions described in Section 1, OpCo shall assume all of the obligations and liabilities of TIP, except for (i) liabilities for offering expenses incurred in connection with the IPO and (ii) liabilities exclusively arising out of or relating to the Excluded Assets (the “Assumed Liabilities”).
     3. Employee Matters. OpCo covenants and agrees to meet the requirements of the Alternate Procedure set forth in Section 5 of IRS Rev. Proc. 2004-53 and TIP covenants and agrees to timely provide OpCo sufficient information to meet such requirements including, but not limited to, enabling OpCo to issue Forms W-2, for each applicable employee, in a timely manner.
     4. Membership Interests. The aggregate consideration to be received by TIP in exchange for the transfer of the Contributed Assets and the Assumed Liabilities shall be 31,065,103 membership units in OpCo with an agreed value of $                    , having the rights and preferences set forth in the Operating Agreement of OpCo, dated as of                     , 2008.
     5. Further Assurances. Each party hereto covenants and agrees to take any and all such further action and to execute, acknowledge and deliver such further instruments, documents and agreements as the other party hereto may reasonably request to effectuate, consummate or confirm the transactions contemplated hereby.
     6. Successors and Assigns. Except as expressly provided herein, this Agreement shall bind and inure to the benefit of the respective successors and assigns of OpCo and TIP.
     7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles thereof.
     9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or as a “pdf” or similar attachment to an electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

                IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

Turner Investment Partners, Inc.

By:

Name:
Title:

Turner Investment Partners, LLC

By:

Name:
Title:

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Schedule 1
“Excluded Assets” means the following:
1.	TIP’s equity interests in OpCo and RETurner Holdings, LLC, a Delaware limited liability company, and the operating agreements for such companies;

2.	TIP’s corporate records;

3.	All agreements for the purchase or sale of equity interests in TIP or OpCo, including without limitation any consideration received thereunder;

4.	The Amended and Restated Shareholders Agreement of TIP, dated as of January 1, 2002, as amended;

5.	The Tax Receivable Agreement among TIP, OpCo, Turner Investments, Inc. and the other parties identified therein as Members.

6.	This Contribution Agreement; and

7.	Deferred issuance costs related to the IPO.

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